Exhibit 5.1

January 16, 2026

Pelican Holdco, Inc.

3400 East Bayaud Avenue, Suite 400

Denver, Colorado 80209

Re: Pelican Holdco, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Pelican Holdco, Inc., a Texas corporation (“PubCo” or the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 30, 2025, as amended and supplemented through the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 9, 2025 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among PubCo and the other parties thereto (the “Business Combination”). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Business Combination Agreement.

The Registration Statement relates to (i) up to 35,172,375 shares of PubCo common stock, par value $0.0001 per share (“PubCo Common Stock”), to be issued in the Business Combination, (ii) 1,500,000 warrants of PubCo, each exercisable for one share of PubCo Common Stock (the “PubCo Warrants”), and (iii) 1,500,000 shares of PubCo Common Stock issuable upon exercise of the PubCo Warrants (the “Warrant Shares,” and together with the PubCo Common Stock and the PubCo Warrants, the “Securities”).

This opinion is furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Business Combination Agreement; (iii) the form of the Amended and Restated Certificate of Formation of PubCo to be filed with the Secretary of State of the State of Texas and to be effective upon consummation of the Business Combination (the “A&R Certificate”); (iv) the form of Amended and Restated Bylaws of PubCo to be effective upon consummation of the Business Combination (the “A&R Bylaws”); (v) those certain Warrant Agreements by and between Greenland Exploration Limited and each holder of Company Common Stock Warrants (the “Warrant Agreements”), which shall be automatically converted into PubCo Warrants at Closing; and (vi) such other records, certificates and documents as we have considered necessary or appropriate for purposes of the opinions expressed herein.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copied documents. As to any facts material to the opinions expressed herein that we did not independently establish, we have relied upon statements and representations of officers and other representatives of PubCo and others, and of public officials.

For purposes of this opinion, we have further assumed that prior to the issuance of any of the Securities: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act and such effectiveness will not have been suspended; (ii) the stockholders of Pelican Acquisition Corporation (“SPAC”) will have approved and adopted the Business Combination Agreement and the transactions contemplated thereby; (iii) the A&R Certificate will have been duly authorized, executed and filed with, and accepted by, the Secretary of State of the State of Texas in accordance with Chapter 3 of the Texas Business Organizations Code (the “TBOC”); (iv) the A&R Bylaws will have been duly adopted and be in full force and effect; (v) the Business Combination will have been consummated in accordance with the terms of the Business Combination Agreement and will have become effective under the TBOC; and (vi) PubCo will have reserved from its duly authorized but unissued shares of PubCo Common Stock a number of shares sufficient to issue all Warrant Shares upon exercise of the PubCo Warrants.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that:

1.	The shares of PubCo Common Stock to be issued by PubCo pursuant to the Business Combination Agreement have been duly authorized and, when issued in accordance with the Business Combination Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.

2.	The PubCo Warrants have been duly authorized by PubCo and constitute valid and binding obligations of PubCo, enforceable against PubCo in accordance with their terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally, (b) general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding at law or in equity, and (c) the effect of public policy considerations that may limit the enforceability of indemnification or contribution provisions.

3.	The Warrant Shares have been duly authorized and, when issued upon due exercise of the PubCo Warrants in accordance with their terms (including payment in full of any applicable exercise price), will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon and limited to (i) the TBOC and the laws of the State of Texas applicable to the issuance of capital stock by a Texas corporation, and (ii) the laws of the State of New York. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Winston & Strawn LLP
Winston & Strawn LLP